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EXHIBIT 99.1 - Press release

For Immediate Release            Contacts
October 5, 2006                  Brian T. Beckwith, President & CEO
                                 Michael L. DeMarco, Chief Financial Officer
                                 (201) 712-0090

Peoples Educational Holdings, Inc. Announces June 1 to August 31, 2006 1st Quarter Results

Saddle Brook, New Jersey, October 5, 2006 - Peoples Educational Holdings, Inc. (Nasdaq: PEDH) today reported revenue of $15.3 million for the three-month period ended August 31, 2006, up 10% from the same period in 2005. Revenue from the Test Preparation, Assessment and Instruction product group was $7.2 million for the quarter, up 12% over the same period in the prior year. College Preparation revenue was $8.1 million, up 8% over 2005. Gross Profit was $6.1 million compared to $5.4 million in 2005. Gross Profit as a percentage of revenue increased from 38% in 2005 to 40% in 2006. Net Income increased 26% to $1.04 million compared to the same period in 2005. EPS on a primary and diluted basis was $0.23 compared to $0.19 and $0.17 respectively in 2005.

Brian Beckwith, President and CEO, commented, " We are highly encouraged by our first quarter fiscal year 2007 results. We continued our double-digit revenue growth in our proprietary business and grew net income by 26% over the same period in the prior year. These results are consistent with our internal plan designed to significantly improve profitability in the current fiscal year while maintaining double-digit revenue growth. For the full fiscal year ending May 31, 2007, we are forecasting revenue of $41 to $43 million, and primary EPS of $0.27 to $0.33 per share."

ABOUT PEOPLES EDUCATIONAL HOLDINGS, INC.

Peoples Educational Holdings, Inc. is a publisher and marketer of print and electronic educational materials for the K-12 school market. The Company focuses its efforts in two market areas:

Test Preparation, Assessment, and Instruction

      Test Preparation and Assessment: The Company creates and sells state customized, print and electronic, test preparation and assessment materials that help teachers prepare students for success in school and for required state proficiency tests, grades 2-12.

      Instruction: Grades 2-8 state customized, print worktext and print and web-based assessments that provide students in-depth instruction and practice in reading,


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      language arts, and mathematics.

College Preparation

      The Company distributes and publishes instructional materials that meet the academic standards high schools require for honors, college preparation, and Advanced Placement courses. The Company is the exclusive high school distributor for two major college publishers.

The Company's proprietary products are supplemental in nature. They are predominately soft-cover, high gross profit margin titles that can be sold efficiently through the Company's direct sales force, as well as through catalogs, direct mail, telemarketing, and independent commission sales representatives. Distributed products are both basal and supplemental in nature.

This press release contains forward-looking statements regarding the Company and its markets as defined in section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve a number of risks and uncertainties, including (1) demand from major customers, (2) effects of competition, (3) changes in product or customer mix or revenues and in the level of operating expenses, (4) rapidly changing technologies and the Company's ability to respond thereto, (5) the impact of competitive products and pricing, (6) local and state levels of educational spending, (7) ability to retain qualified personnel, (8) ability to retain its distribution agreements in the College Preparation market,
(9) the sufficiency of the Company's copyright protection, and (10) ability to continue to rely on the services of a third party warehouse, and other factors as discussed in the Company's filings with the SEC. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this report. Readers are urged to carefully review and consider the various disclosures made by the Company in this press release and the reports the Company files with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect the Company's business and results of operations.

Peoples Education, Inc., Saddle Brook, NJ
Investor Contact: Michael L. DeMarco
Press Contact: Michael L. DeMarco
Phone: 201-712-0090
investorrelations@peoplesed.com